Exhibit 10.1

FREESCALE SEMICONDUCTOR, INC.
EXECUTIVE SEVERANCE PLAN FOR SENIOR VICE PRESIDENTS

Freescale Semiconductor, Inc., a Delaware corporation (the “Company”) hereby adopts the Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents (the “Plan”), effective as of July 30, 2013 (the “Effective Date”), for the benefit of certain employees of the Company Group (defined below), on the terms and conditions hereinafter stated.  The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1.                 DEFINITIONS.  As hereinafter used:

1.1          “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.  An entity shall be deemed an Affiliate for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.2          “Affiliated Group” shall have the meaning set forth in Section 4.1 hereof.

1.3          “Base Salary” means the Eligible Employee’s annual base salary in effect immediately preceding the Severance Date.

1.4          “Board” means the Board of Directors of the Company.

1.5          “Cash Bonus” shall have the meaning set forth in Section 1.29 hereof.

1.6          “Cause” means the occurrence of any of the following: (i) the Eligible Employee commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company or any Affiliate, including, but not limited to, falsifying any documents or agreements (regardless of form); (ii) the Eligible Employee materially violates any rule or policy of the Company or any Affiliate (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any Affiliate reasonably applicable to such an employee, (B) which violation results in material damage to the Company or any Affiliate or (C) which, after written notice to do so, the Eligible Employee fails to correct within 30 days; (iii) other than solely due to Disability, the Eligible Employee willfully breaches or habitually neglects any material aspect of the Eligible Employee’s duties assigned to the Eligible Employee by the Company or any Affiliate, which assignment was reasonable in light of the Eligible Employee’s position with the Company Group (all of the foregoing duties, “Duties”); (iv) other than solely due to Disability, the Eligible Employee fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company or any Affiliate or the operations of any of them; provided, that, for purposes of this clause (iv), such a material adverse impact will be solely determined with reference to the Eligible Employee’s Duties and annual compensation as such Duties and compensation relate to the Eligible Employee’s job classification; (v) the Eligible Employee materially fails to comply with a direction from the Chief Executive Officer of the Company, the Board or the board of directors of any Affiliate of the Company with respect to a material matter, which direction was reasonable in light of the Eligible Employee’s position with the Company or any Affiliate; (vi) while employed by or providing services to the Company or any Affiliate, and without the written approval of the Board, the Eligible Employee performs services for any other corporation or person which competes with the Company Group, or otherwise violates any restrictive covenants contained in this Plan or any award agreement under the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan, as amended or supplemented from time to time, or any other agreement between the Eligible Employee and the Company or any Affiliate; (vii) the Eligible Employee’s indictment, conviction, or entering a plea of guilty or nolo contendere to, a felony (other than a traffic or moving violation) or any crime involving dishonesty; (viii) the Eligible Employee engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard the Eligible Employee knew or reasonably should have known, adopted in good faith by the Board or any board of directors of the Company Group from time to time but prior to such action or condition; or (ix) any willful breach by the Eligible Employee of his fiduciary duties as a director or officer of the Company or any of its Subsidiaries.

1.7          “Change in Control” shall have the meaning ascribed to it in the Freescale Semiconductor Holdings 2011 Omnibus Incentive Plan.

1.8          “Change in Control Protection Period” means the period commencing on the date of a Change in Control and ending on the second anniversary of such date.

1.9          “Change in Control Severance Event” means (i) the involuntary termination of an Eligible Employee’s employment by the Company Group, other than for Cause, death or Disability or (ii) a termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, following the Effective Date and during the Change in Control Protection Period.

1.10        “COBRA” means the group health continuation requirements of Section 4980B of the Code.

1.11        “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12        “Company” means Freescale Semiconductor, Inc., a Delaware corporation, or any successor thereto.

1.13        “Company Group” means Freescale Semiconductor, Ltd. and its Subsidiaries, including the Company.

1.14        “Competitive Business” shall have the meaning set forth in Section 4.5.

1.15        “Confidential Information” shall have the meaning set forth in Section 4.1.

1.16        “Developments” shall have the meaning set forth in Section 4.2.

1.17        “Disability” means the Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan, or disability plan, covering employees of the Company or any Affiliate.

1.18        “Effective Date” means July 30, 2013.

1.19        “Effective Period” means the period beginning on the Effective Date, excluding the Change in Control Protection Period.

1.20        “Eligible Employee” means any full-time employee of the Company Group who is at the Senior Vice President level, other than any such employee who has separated employment from the Company Group or has given or received notice of termination of employment prior to the Effective Date; provided, however, that any individual who, as of the Effective Date, is party to an individual employment agreement shall not be eligible for severance payments and benefits under this Plan; provided, further, however, that upon the termination of any such employment agreement that does not include termination of employment, the individual shall be eligible to participate in the Plan.

1.21        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.23        “Excise Tax” means the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax.

1.24        “Good Reason” means:

(a)      a material reduction by the Company in the Eligible Employee’s Base Salary or Target Bonus opportunity; or

(b)      a material reduction in the aggregate level of employee benefits made available to the Eligible Employee when compared to the benefits made available to the Eligible Employee immediately prior to such reduction; or

(c)       material diminution in the Eligible Employee’s duties or responsibilities (other than as a result of the Eligible Employee’s physical or mental incapacity which impairs his ability to materially perform his duties or responsibilities and such diminution lasts only for so long as such doctor determines such incapacity impairs the Eligible Employee’s ability to materially perform his duties or responsibilities) as an Eligible Employee without the Eligible Employee’s consent; or

(d)      the Company or one of its Affiliates requiring the Eligible Employee’s principal location of employment to be at any office or location more than 75 miles from the principal headquarters of the Company to which the Eligible Employee currently reports (other than to the extent agreed to or requested by the Eligible Employee), which, in each case, is not cured within 30 days following the Company’s or one of its Affiliates’, as applicable, receipt of written notice from such the Eligible Employee describing the event constituting Good Reason; provided that any event that would otherwise constitute “Good Reason” hereunder shall cease to constitute “Good Reason” on the 30th day following the later of (x) the occurrence thereof and (y) such the Eligible Employee’s knowledge thereof, unless such the Eligible Employee has given the Company or one of its Affiliates, as applicable, written notice thereof prior to such date.

1.25        “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company Group, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company Group, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

1.26        “Plan” means the Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents, as set forth herein, and as it may be amended from time to time.

1.27        “Plan Administrator” means the Compensation and Leadership Committee of the Board or such other Person or Persons appointed from time to time by the Compensation and Leadership Committee of the Board to administer the Plan.

1.28        “Proceeding” shall have the meaning set forth in Section 4.6.

1.29        “Pro Rata Cash Bonus” means a pro rata bonus equal to the amount of the applicable Eligible Employee’s short-term cash bonus based on actual Company performance (calculated using an individual performance factor of 1.00) payable in respect of the performance period in which the Severance Event or Change in Control Severance Event occurs (the “Cash Bonus”), multiplied by a fraction, the numerator of which is the number of calendar days in such performance period that the Eligible Employee was employed by the Company Group and the denominator of which is the total number of calendar days in such performance period.

1.30        “Release” shall have the meaning set forth in Section 2.1 hereof.

1.31        “Section 409A” shall have the meaning set forth in Section 2.1.

1.32        “Severance Event” means the involuntary termination of an Eligible Employee’s employment by the Company Group, other than for Cause, death or Disability following the Effective Date and during the Effective Period.

1.33        “Severance Date” means the date on which an Eligible Employee incurs a Severance Event or Change in Control Severance Event.

1.34        “Severance Payments” shall have the meaning set forth in Section 2.1 hereof.

1.35        “Severance Period” means, commencing on the Severance Date, either (i) one (1) year for an Eligible Employee who incurs a Severance Event during the Effective Period; or (ii) one and a half (1.5) years for an Eligible Employee who incurs a Change in Control Severance Event during the Change in Control Protection Period.

1.36        “Shares” shall have the meaning set forth in Section 2.7 hereof.

1.37        “Subsidiary” means, with respect to the Company, as of any date of determination, any other Person as to which the Company owns or otherwise controls, directly or indirectly, more than 50% of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person.  An entity shall be deemed a Subsidiary for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

1.38        “Target Bonus” means a Cash Bonus calculated at target achievement for a calendar year, based on Company and individual performance.

1.39        “Total Payments” shall have the meaning set forth in Section 4.8.

SECTION 2.                 SEVERANCE BENEFITS.

2.1          Generally.  Subject to Section 2.8 hereof, if an Eligible Employee incurs (i) a Severance Event during the Effective Period or (ii) a Change in Control Severance Event during the Change in Control Protection Period, the Eligible Employee shall, following the Eligible Employee’s execution and non-revocation of (and the expiration of any applicable revocation period in respect of) a release of claims (a “Release”) substantially in the form attached as Exhibit A hereto within forty-five (45) days following the Severance Date (or such longer period as may be required by applicable law for the effectiveness of the Release), be entitled to receive the severance payments and benefits pursuant to the applicable provisions of Sections 2.3 and 2.4 (the “Severance Payments”), and Sections 2.5 and 2.6 of this Plan.  The Severance Payments shall be paid in a lump sum within sixty (60) days following the Severance Date, provided that, to the extent required to avoid any penalties under Section 409A of the Code (“Section 409A”), if the sixty (60) day period referenced above begins in one taxable year and ends in the subsequent taxable year, the Severance Payments shall in all events be made in the subsequent taxable year.

2.2          Payment of Accrued Obligations. Subject to Section 2.8 hereof, the Company shall pay to each Eligible Employee who incurs a Severance Event or a Change in Control Severance Event a lump sum payment in cash, as soon as practicable in accordance with the Company’s regular payroll practices and applicable law, but no later than ten (10) days after the Severance Date, equal to the sum of (a) the Eligible Employee’s accrued but unpaid Base Salary and any accrued but unused vacation time through the Severance Date, and (b) the

Eligible Employee’s short-term cash bonus earned for the performance period preceding the performance period in which the Severance Date occurs if such bonus has not been paid as of the Severance Date.

2.3          Cash Severance During Effective Period. Subject to Sections 2.1, 2.8 and 4 hereof, each Eligible Employee who incurs a Severance Event during the Effective Period shall be entitled to a cash lump sum payment equal to the sum of (i) the Eligible Employee’s Base Salary and (ii) the Eligible Employee’s Target Bonus.

2.4          Cash Severance During Change in Control Protection Period. Subject to Sections 2.1, 2.8 and 4 hereof, each Eligible Employee who incurs a Change in Control Severance Event during the Change in Control Protection Period shall be entitled to a cash lump sum payment equal to the sum of one and a half times (1.5x) the sum of (A) the Eligible Employee’s Base Salary and (B) the Eligible Employee’s Target Bonus in each case as is in effect immediately prior to any event that gives rise to Good Reason.

2.5          Pro Rata Cash Bonus. Subject to Sections 2.1, 2.8 and 4 hereof, in the case of each Eligible Employee who incurs (i) a Severance Event during the Effective Period or (ii) a Change in Control Severance Event during the Change in Control Protection Period, the Company shall pay to the Eligible Employee the Pro Rata Cash Bonus on such date that cash bonuses are paid to employees generally, but in no event later than March 15th of the year following the end of the fiscal year in which the bonus is no longer subject to a substantial risk of forfeiture.

2.6          Benefit Continuation. Subject to Sections 2.1, 2.8 and 4 hereof, in the case of each Eligible Employee who incurs (i) a Severance Event during the Effective Period or (ii) a Change in Control Severance Event during the Change in Control Protection Period, the Company shall, for the applicable Severance Period, continue medical and life insurance benefits to the Eligible Employee (and, if applicable, to any qualifying dependents of the Eligible Employee who received such benefits under his coverage prior to the Severance Date) at least equal to those that would have been provided to the Eligible Employee (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company if the Eligible Employee’s employment had not been terminated; provided, that (i) the Eligible Employee continues to make all required contributions and (ii) the benefit continuation shall cease immediately in the event that such continued participation in the Company’s medical plans would subject the Company to penalties under the Patient Protection and Affordable Care Act. The Eligible Employee shall be eligible for COBRA benefits at the Severance Date. Benefits otherwise receivable by the Eligible Employee pursuant to this Section 2.6 shall be reduced to the extent benefits of the same type are received by or made available to the Eligible Employee during the applicable Severance Period (and any such benefits received by or made available to the Eligible Employee shall be reported to the Company by the Eligible Employee).

2.7          Offset of Severance Payments and Other Benefits.  If the Company Group is obligated by any agreement, severance policy, or other policy, plan, program or applicable law to pay to an Eligible Employee severance pay, a termination indemnity, notice pay, or the like, then, any Severance Payments and other benefits payable under Section 2 hereof shall be reduced to the extent permitted by Section 409A by the amount of such Eligible Employee’s severance pay, termination indemnity, notice pay or the like, as applicable.

2.8          Section 409A.  It is intended that payments and benefits under this Plan comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, an Eligible Employee shall not be considered to have terminated employment with the Company Group for purposes of any payments under the Plan which are subject to Section 409A until the Eligible Employee has incurred a “separation from service” from the Company Group within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following your separation from service (or, if earlier, the Eligible Employee’s date of death).  To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to the Eligible Employee under the Plan shall be paid to the Eligible Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Eligible Employee) during one year may not affect amounts reimbursable or provided in any subsequent year.  The Company Group makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

SECTION 3.                 PLAN ADMINISTRATION.

3.1          The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.  Any reasonable determination made in good faith by the Plan Administrator in carrying out, administering or construing the Plan shall be final and binding for all purposes and upon all interested persons and their respective heirs, successors, and legal representatives.

3.2          The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3          The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan.  All reasonable expenses thereof shall be borne by the Company.

3.4                               In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan.  The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with this Plan, unless arising out of the Plan Administrator’s own fraud or bad faith.  Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.

SECTION 4.                                                    RESTRICTIVE COVENANTS.

4.1                               Confidential Information.  The Eligible Employee recognizes and agrees that the Affiliated Group (defined below)  has provided Confidential Information to the Eligible Employee and has an interest in protecting this information from disclosure. The Eligible Employee shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates (collectively, the “Affiliated Group”), all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Eligible Employee obtains during the Eligible Employee’s employment that is not public knowledge (other than as a result of the Eligible Employee’s violation of this Section 4.1) (“Confidential Information”). The Eligible Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Eligible Employee’s employment, except with the prior written consent of the Company, or as otherwise required by law or legal process or as such disclosure or use may be required in the course of the Eligible Employee performing his duties and responsibilities with the Affiliated Group. Notwithstanding the foregoing provisions, if the Eligible Employee is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Eligible Employee shall promptly notify the Company in writing of any such requirement prior to disclosure so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Eligible Employee shall reasonably cooperate with the Company or the appropriate member of the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Eligible Employee is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Eligible Employee shall disclose only that portion of the confidential or proprietary information which he is advised by counsel in writing (either his or the Company’s) that he is legally required to so disclose. Upon his termination of employment for any reason, the Eligible Employee shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Eligible Employee uses, prepares or comes into contact with during the course of the Eligible Employee’s employment with the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Affiliated Group. The

Eligible Employee agrees to execute any standard-form confidentiality agreements with the Company that the Company in the future generally enters into with its senior executives.

4.2                               Work Product and Inventions.  The Affiliated Group and/or its nominees or assigns shall own all right, title and interest in and to any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever (collectively, “Developments”), whether or not patentable, reduced to practice or registerable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Eligible Employee (alone or jointly with others) during the Eligible Employee’s employment with the Affiliated Group, and arising from or relating to such employment or the business of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Affiliated Group or otherwise). The Eligible Employee shall promptly and fully disclose to the Affiliated Group and to no one else all Developments, and hereby assigns to the Affiliated Group without further compensation all right, title and interest the Eligible Employee has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Eligible Employee has not acquired and shall not acquire any rights during the course of his employment with the Affiliated Group or thereafter with respect to any Developments.

4.3                               Company Goodwill. The Eligible Employee recognizes and acknowledges that the Affiliated Group has and continues to develop goodwill of substantial value through efforts of employees, including the Eligible Employee. This goodwill includes, but is not limited to, the identity and skill sets of its employees, its relationships with employees and customers, intangible value attributable to its products created by the Eligible Employee and others, and the Affiliated Group’s brand and reputation within the industry. The Eligible Employee shall take no action to damage the goodwill of the Affiliated Group (including, disparaging the Affiliated Group or any of their respective directors, officers, executives, employees, agents or other representatives) or use the goodwill of the Affiliated Group for personal benefit or the benefit of competitors of the Affiliated Group.

4.4                               Non-Recruitment of Affiliated Group Employees. The Eligible Employee acknowledges that employees are a significant part of the goodwill of the Affiliated Group, such as, without limitation, their relationships and contacts with customers and suppliers as well as the training and knowledge they receive from the Affiliated Group in the course of their employment. The Eligible Employee shall not, at any time during the applicable Severance Period, other than in the ordinary exercise of his duties while employed by the Affiliated Group, without the prior written consent of the Affiliated Group, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of any member of the Affiliated Group. Further, during the applicable Severance Period, the Eligible Employee shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Eligible Employee is a part will not constitute solicitation or recruitment.

4.5                               Noncompetition — Solicitation of Business. The Eligible Employee recognizes and agrees that the Affiliated Group has provided Confidential Information to the Eligible Employee and has an interest in protecting this information from disclosure. The Eligible Employee further understands that the goodwill of the Affiliated Group is an interest worthy of protection. For the protection of these and other interests, during the applicable Severance Period, the Eligible Employee shall not, either directly or indirectly, compete with the business of the Affiliated Group by (i) becoming an officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as a less than 3-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business (as defined below), or (ii) soliciting, servicing, or accepting the business of (A) any active customer of any member of the Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of any member of the Affiliated Group, provided that such business is competitive with any significant business of any member of the Affiliated Group. “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that conducts a business that is competitive with any significant business of the Affiliated Group as of the date of termination (or any significant business that is being actively pursued as of the date of termination by the Affiliated Group). The Affiliated Group designs, manufactures, sells and licenses its products and technology worldwide. In addition, Competitive Businesses, as defined above, are not tied or limited to any specific geographic location. Accordingly, the scope of this Non-Competition provision is worldwide.

4.6                               Assistance. The Eligible Employee agrees that during and after his employment by the Affiliated Group, upon request by the Company, the Eligible Employee will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Eligible Employee’s employment or the period of the Eligible Employee’s employment by the Affiliated Group. The Eligible Employee agrees, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Eligible Employee also agrees, unless precluded by law, to promptly inform the Company if the Eligible Employee is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Eligible Employee for all of the Eligible Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Eligible Employee’s service. In addition, the Eligible Employee agrees to provide such services as are reasonably requested by the Company to assist any successor to the Eligible Employee in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 4.6 shall be at mutually agreed to and convenient times.

4.7                               Remedies. The Eligible Employee acknowledges and agrees that the terms of this Section 4: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Affiliated Group in, inter alia, near permanent customer relationships and confidential information. The Eligible Employee further acknowledges and agrees that the Eligible Employee’s breach of the provisions of this Section 4 will cause the Affiliated Group irreparable harm, which cannot be adequately compensated by money damages. The Eligible Employee consents and agrees that the forfeiture provisions contained in the Agreement are reasonable remedies in the event the Eligible Employee commits any such breach. If any of the provisions of this Section 4 are determined to be wholly or partially unenforceable, the Eligible Employee hereby agrees that Section 4 or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 4 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Affiliated Group’s right to enforce any such covenant in any other jurisdiction.

4.8                               Section 280G.  Notwithstanding anything in the Plan or any other plan or agreement to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would not be deductible (in whole or in part) by the member of the Company Group making such payment or providing such benefits as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero) with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

SECTION 5.                                                    PLAN MODIFICATION OR TERMINATION.  The Plan may not be terminated during the Change in Control Protection Period.  The Plan may be amended by the Board at any time; provided, however, that during the Change in Control Protection Period, the Plan may not be amended if such amendment would in any manner be adverse to the interests of any Eligible Employee without the consent of the affected Eligible Employee, except that, notwithstanding the foregoing, the Plan Administrator may amend the Plan at any time and in any manner necessary to comply with applicable law, including, but not limited to Section 409A.  For the avoidance of doubt, (i) any action taken by the Company Group or the Plan Administrator during the Change in Control Protection Period to cause an Eligible Employee to no longer be designated as such or to decrease the payments or benefits for which an Eligible Employee is eligible, and (ii) any amendment to this Section 5 during the Change in Control Protection Period shall be treated as an amendment to the Plan which is adverse to the interests of any Eligible Employee.

SECTION 6.                                                    GENERAL PROVISIONS.

6.1                               Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee.  When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2                               Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company Group, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.3                               If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.4                               This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company.  If a severed employee shall die, all accrued but unpaid amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the severed employee’s estate.

6.5                               The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.6                               The Plan shall not be required to be funded unless such funding is authorized by the Board.  Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.7                               All notices or other communications under this Plan shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a)                                 if to the Eligible Employee, at the address of the Eligible Employee in the Company Group’s personnel records;

(b)                                 if to the Company Group, at:

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention:  General Counsel

6.8                               This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law or other applicable local law, which shall otherwise control.

6.9                               All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator, or as required by applicable law.

6.10                        In the event that an Eligible Employee breaches Section 4 hereof, the Company shall be entitled, in addition to any other rights and remedies, to cease making any payments to the Eligible Employee under the Plan, and the Eligible Employee shall be obligated to repay any amounts already paid to pursuant to the Plan.  Due to the fact that damages to the Company Group will be difficult to ascertain and remedies at law to the Company Group will be inadequate and for other reasons, the Company Group will be irreparably damaged in the event that the obligations of Eligible Employees under Section 4 hereof are not specifically enforced.  Accordingly, in the event of a breach or threatened breach of the terms of Section 4 hereof, the Company Group shall, in addition to all other rights and remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

SECTION 7.                                                    CLAIMS, INQUIRIES, APPEALS.

7.1                               Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention:  General Counsel

7.2                               Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

7.3                               Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

Plan Administrator

Freescale Semiconductor, Inc.

6501 William Cannon Drive West

Austin, TX 78735

Attention:  General Counsel

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4                               Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based.  If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.

7.5                               Rules and Procedures.  The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6                               Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

EXHIBIT A

RELEASE

THIS RELEASE AGREEMENT (the “Release”) is made as of this [  ] day of [       ], [   ], by and between Freescale Semiconductor, Inc. (the “Company”) and the undersigned (“Executive”).

1.              Executive hereby voluntarily, knowingly and willingly releases and forever discharges the Company, and each of their respective subsidiaries and affiliates, and each of their respective officers, directors, partners, members, shareholders, employees, attorneys, representatives and agents, and each of their predecessors, successors and assigns (collectively, the “Company Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever (a) arising prior to the time Executive signs this Release; (b) arising prior to the time Executive signs this Release out of or relating to Executive’s employment with the Company, service as a member of the Board or the termination thereof; or (c) arising prior to the time Executive signs this Release out of or relating to the Freescale Semiconductor, Inc. Executive Severance Plan for Senior Vice Presidents (the “Severance Plan”), or any other agreement, contract, plan, practice, policy or program of the Company.  This Release includes, but is not limited to, any rights or claims arising under any statute, including the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the federal Age Discrimination in Employment Act of 1967 or any other foreign, federal, state or local law or judicial decision, including, but not limited to, the Texas Commission on Human Rights Act, the California Fair Employment and Housing Act, the California Family Right Act, California Labor Code section 1400 et seq (CA WARN) and any rights or claims under any policy, agreement, understanding or promise, written or oral, formal or informal, between Executive and any of the Company Releasees.  The foregoing Release shall not apply to (i) claims that cannot be released under applicable law, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims under section 2802 of the California Labor Code; (ii) legally mandated benefits; (iii) vested benefits, if any, under any equity plan, qualified or nonqualified savings and pension plans in which Executive may have participated during his employment with the Company or its affiliates; or (iv) any claim that may be raised by Executive in his capacity as an equityholder of the Company or its affiliates.  Executive represents that Executive has no complaints, charges or lawsuits pending against the Company or any of the Company Releasees.

2.              In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that Executive has been supplied with and has read a copy of this Release and the Severance Plan.  Executive acknowledges that Executive has received information concerning individuals selected for severance and a copy of the information Executive received is attached as “Attachment A” to this Release.  Executive acknowledges that Executive has at least forty-five (45) days from Executive’s last day of employment with the Company to consider and sign this Release and the Severance Plan although Executive may sign sooner if Executive wishes to do so.  Executive understands that, for a period of seven (7) days after Executive’s execution of this Release, Executive is entitled to revoke Executive’s approval and that this Release shall not become enforceable until the seven (7) day period has elapsed.  Such revocation must be in writing and must be delivered by hand or faxed to Freescale Semiconductor, Inc, 6501 William Cannon Drive West, Austin, TX 78735, Attention: General Counsel, Facsimile:  (602) 648-2117.  Notice of such revocation must be received within the seven (7) calendar days referenced above.  In the event of such revocation by Executive, this Release shall be null and void in its entirety and Executive shall have no rights, and the Company Parties shall have no obligations, under the Severance Plan.  Executive acknowledges that Executive has reviewed this entire document and the entire Severance Plan document and has been advised to have all the terms and conditions of this Release and the Severance Plan reviewed by an attorney and to consult with an attorney before executing this Release.  Executive states that Executive understands the terms and conditions contained in this Release and the Severance Plan, has voluntarily entered into this Release of Executive’s own free will, and agrees to abide by their terms and conditions.  Executive understands that rights and claims under the Age Discrimination in Employment Act of 1967 that may arise after the date of this Release are not waived.  Executive further agrees that the total compensation provided for under the Severance Plan includes compensation and consideration that is not otherwise required to be paid by the Company and is not something to which Executive is indisputably entitled, but is solely in consideration of the waiver of rights and claims and other agreements contained in the Severance Plan and this Release.

This Release shall be governed and construed in accordance with the laws of Delaware, without reference to the principles of conflicts of law thereof.

Eligible Employee

Date Executed:
(Signature)

(Printed Name)

Freescale Semiconductor, Inc.

Date Executed:	By:

Attachment A

COVERAGE OF SEVERANCE PLAN

1.                                      Eligible Employee class, unit, or group of individuals covered by the employment termination program:

The employment termination program covers certain employees of the Company.

2.                                      Any eligibility factors for the program:

Employees of the Company who hold positions at the Senior Vice President level and above are eligible to participate in the program.

3.                                      Time limits applicable to the program:

All Eligible Employees who are being offered consideration in exchange for the Release must sign the Release and return it to the Plan Administrator, Freescale Semiconductor, Inc, 6501 William Cannon Drive West, Austin, TX 78735, Attention: General Counsel within 45 days after receiving the Release.  Once the signed Release is returned to the Plan Administrator, the Eligible Employee has 7 days to revoke the Release, in accordance with Section 2 of the Release.

4.                                      The following is a listing of the ages and job titles of Eligible Employees who were and were not selected for termination and the offer of consideration in exchange for signing the Release.

Job Titles and Ages of Individuals NOT Selected For Termination

Title	Age

Job Titles and Ages of Individuals Selected For Termination

Title	Age

Title	Age